UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

GREEN STAR ALTERNATIVE ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

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☐	Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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GREEN STAR ALTERNATIVE ENERGY, INC.

1328 W. Balboa Blvd. Suite C

Newport Beach, CA 92661

INFORMATION STATEMENT

CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING

_____________________________

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting securities of Green Star Alternative Energy, Inc., a Nevada corporation (referred to herein as the “Company”, “we”, “us” and “our”), as of October 5, 2012, have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exchange ratio of one for one hundred (1:100) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the Company from “Green Star Alternative Energy, Inc.” to “Gold Hill Resources, Inc.” (the “Corporate Name Change”). This Information Statement is first being mailed to stockholders of the Company on or about October __, 2012. The Reverse Stock Split and Authorized Share Amendment and the Corporate Name Change will not become effective until at least twenty (20) days after the initial mailing of this Information Statement.

Nevada corporation law permits holders of a majority of the voting power to take stockholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the Reverse Stock Split and Authorized Share Amendment and the Corporate Name Change as described in this Information Statement.

The principal executive office of the Company is located at 1328 W. Balboa Blvd Suite C, Newport Beach, CA 92661. The telephone number of the principal executive office of the Company is (949) 903-0468.

_________________________________

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The date of this Information Statement is October __, 2012

GENERAL INFORMATION

On September 5, 2012, the Company entered into a non-definitive Letter of Intent (the “LOI”) with certain unaffiliated purchasers (“Buyers”), pursuant to which at closing the Company would issue 11,000,000 newly issued shares of common stock (the “Shares”), and any rights attached to the shares as of the date hereof (these Shares will be post a reverse stock split of 1 for 100), of Green Star Alternative Energy, Inc. for a total Purchase Price of One Hundred and Fifty Thousand Dollars (USD$150,000.00) which includes transaction fees (the “Purchase Price”) (collectively the “Transaction”). The purchase would close shortly after the Company closed a reverse stock split (the “Closing”). After the Closing, the Company’s principal business focus would be mining and mining technologies. As a result of the change in business focus, the Company desires to changes its name to Gold Hill Resources, Inc.

The elimination of the need for a special meeting of the shareholders to approve the amendment is authorized by Section 78.320.2 of Nevada Revised Statutes (the "Nevada Law"). This Section provides that "Unless otherwise provided in the articles of incorporation or the bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required." According to this Section of the Nevada Law, a majority of the votes entitled to be cast on the amendment by any voting group is required in order to amend the Company's Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority shareholders of the Company. On that basis, the stockholders holding a majority of the outstanding shares of capital stock entitled to vote approved the foregoing actions. No other vote or stockholder action is required. You are hereby being provided with notice of the approval of the foregoing actions by less than unanimous written consent of our stockholders.

On October 5, 2012 (the “Record Date”), holders of shares representing a majority of the voting securities of the Company have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exchange ratio of one for one hundred (1:100) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”), and (ii) to amend the Certificate of Incorporation so as to change the name of the Company from “Green Star Alternative Energy, Inc.” to “Gold Hill Resources, Inc.” (the “Corporate Name Change”). Such written consents were given by Verdad Telcom, Inc., a company controlled by Eric Stoppenhagen, our CEO (55% of the number of votes which the holders of the Common Stock in the aggregate are entitled). Under Nevada corporation law, and as described above, the consent of the holders of a majority of the voting power is effective as stockholders’ approval. We will file a Certificate of Amendment to the Certificate of Incorporation of the Company in order to effect the Reverse Stock Split and the Corporate Name Change, provided, however, that in accordance with the requirements of the Securities Exchange Act of 1934 and Regulation 14C promulgated thereunder, the Reverse Stock Split and the Corporate Name Change will not be filed with the Secretary of State of Nevada or become effective until at least twenty (20) calendar days after the mailing of this Information Statement. On the Record Date, the Company had outstanding 63,337,543 shares of Common Stock. Each share of Common Stock is entitled to one vote.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding our common stock beneficially owned on the Record Date for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. Unless otherwise indicated, each person in the table will have sole voting and investment power with respect to the shares shown. For purposes of this table, shares not outstanding which are subject to issuance on exercises of stock options, that are held by one or more person(s) are deemed to be outstanding for the purpose of computing the percentage(s) of outstanding shares beneficially owned by such person(s) but are not deemed to be outstanding for the purpose of computing the percentage for any other person. The table assumes a total of 63,337,543 shares of our common stock outstanding as of the Record Date.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Verdad Telecom, Inc. (1) 1328 W. Balboa Blvd. Newport Beach, CA 92661	34,900,000	55.1%
Eric P. Stoppenhagen (1) 1328 W. Balboa Blvd. Suite C Newport Beach, CA 92661	34,900,000	55.1%
All Directors and Officers as a Group (1 individual)	34,900,000	55.1%

(1)	Eric Stoppenhagen has voting and investment control over the securities owned by Verdad Telecom, Inc. and therefore Eric Stoppenhagen may be deemed a beneficial owner of the 34,900,000 shares of common stock owned by Woodman.

(2)	Percentages are based on 63,337,543 common shares issued and outstanding as of October 5, 2012.

As a result of the issuance of 11,000,000 shares post effectiveness of the reverse stock split the Buyers as a group, will have voting control of the Company.

REVERSE STOCK SPLIT AND AUTHORIZED SHARE AMENDMENT

Overview

The Board has unanimously approved a reverse stock split of all the outstanding shares of the Company’s Common Stock at an exchange ratio of one for one hundred (1:100) (the “Reverse Stock Split”) and an amendment to the Company’s certificate of incorporation to effect the Reverse Stock Split (the “Authorized Share Amendment”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Reverse Stock Split and Authorized Share Amendment.

Upon effectiveness of the Reverse Stock Split and Authorized Share Amendment, (i) the number of shares of Common Stock issued and outstanding immediately prior thereto will be reduced from 63,337,543 shares to approximately 63,337,543 shares of Common Stock, and (ii) proportionate adjustments will be made to the per-share exercise price and the number of shares covered by outstanding options and warrants, if any, to buy Common Stock, so that the total prices required to be paid to fully exercise each option and warrant before and after the Reverse Stock Split will be approximately equal. As a result of the Reverse Stock Split and Authorized Share Amendment, there will be enough authorized but unissued Common Stock to permit the Company to complete the contemplated transaction. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will beneficially hold the same percentage of Common Stock immediately following the Reverse Stock Split and Authorized Share Amendment as such stockholder held immediately prior to the Reverse Stock Split and Authorized Share Amendment. There are no other shares of preferred stock issued and outstanding as of the Record Date. The Authorized Share Amendment will not change the total number of authorized shares of Common Stock which will remain at 200,000,000 shares of common stock, par value $0.001 per share.

Reasons for the Reverse Stock Split and Authorized Share Amendment

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Additionally, the Board believes that lowering the number of issued and outstanding shares allows for the Company to be better structure to receive capital infusions or acquire business through equity based transactions. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Based upon the foregoing factors, the Board has determined that the Reverse Stock Split is in the best interests of the Company and its stockholders.

Possible Risks Associated with the Reverse Stock Split and Authorized Share Amendment

There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all the Company’s Common Stock at the then market price at the current conversion ratio) after the Reverse Stock Split and Authorized Share Amendment will be equal to or greater than the total market capitalization before the Reverse Stock Split and Authorized Share Amendment or that the per share market price of the Company’s Common Stock following the Reverse Stock Split will either equal or exceed the current per share market price.

There can be no assurance that the Reverse Stock Split will increase the market price of our Common Stock or that any increase will be proportional to the reverse-split ratio. Accordingly, the total market capitalization of our Common Stock immediately after the Reverse Stock Split or at any time thereafter could be lower than the total market capitalization before the Reverse Stock Split.

The percentage decline in the market price of our Common Stock after the Reverse Stock Split might be greater than it would have been in the absence of the Reverse Stock Split, and the liquidity of our Common Stock could be adversely affected following such the Reverse Stock Split.

If the Reverse Stock Split is affected, and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our Common Stock, however, will reflect our performance, as well as other factors unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Reducing the amount of shares available for trading can reduce the shares’ liquidity, although the board of directors expects that this effect would not occur in this particular case.

Any increased per-share stock price resulting from the Reverse Stock Split might not make our shares more attractive to investors, so the Reverse Stock Split might not improve the trading liquidity of our Common Stock.

Although the Board believes that a higher stock price might help generate increased investor interest in our shares, there can be no assurance of such an outcome, so greater trading in our stock, and the increased liquidity in the market for our stock that we hope greater trading will engender, might not materialize.

Effects of the Reverse Stock Split and Authorized Share Amendment

Upon the effectiveness of the Reverse Stock Split and Authorized Share Amendment, each stockholder will beneficially own a reduced number of shares of Common Stock. However, the Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the stockholders owning a fractional share as described below. The number of stockholders of record will also not be affected by the Reverse Stock Split.

Upon effectiveness of the Authorized Share Amendment, the number of authorized shares of Common Stock will remain 200,000,000. Although the number of authorized shares of Common Stock will not change, because the Reverse Stock Split only applies to our issued and outstanding shares of Common Stock, the number of authorized, but unissued, shares of Common Stock will increase after the Reverse Stock Split, as compared to pre-Reverse Stock Split. This may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s certificate of incorporation or bylaws. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company. The Board does not currently contemplate recommending the adoption of any other amendments to our certificate of incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company accept for the Transaction discussed above.

Exchange of Certificate and Elimination of Fractional Share Interests

Upon the effectiveness of the Reverse Stock Split and Authorized Share Amendment, each one hundred (100) shares of our Common Stock will automatically be changed into one share of Common Stock. Holders of our Common Stock will not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock. Therefore, it is not necessary for you to send us your stock certificates. If, however, a stockholder wishes to exchange such stockholder’s certificates, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

The Company’s transfer agent is:

Interwest Transfer Company, Inc.
1981 Murray Holladay Road, Suite 100
Salt Lake City, UT 84117

Phone: (801)272-9294
Fax: (801)277-3147

The Company will not issue any fractional share interests as a result of the Reverse Stock Split. Instead, all fractional shares will be rounded up, so that a holder of pre-split shares will receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process will increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the Reverse Stock Split.

Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Stock Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Stock Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss. The aggregate tax basis of the shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the Reverse Stock Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Stock Split. The Company’s views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state, local and foreign tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending on the jurisdiction in which such stockholder resides.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article Fourth of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

FOURTH: That the total number of common stock authorized that may be issued by the Corporation is TWO HUNDRED MILLION (200,000,000) shares of stock, $.001 par value. Said common shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

Upon the effectiveness of the Certificate of Amendment of the Certificate of Incorporation whereby this Article FOURTH is amended to read as set forth herein (the “Effective Time”), each one hundred (100) shares of Common Stock, with a par value of $0.001 per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable share of Common Stock, with a par value of $0.001 per share, of the Corporation. No scrip or fractional shares will be issued by reason of this amendment. Fractional share interests created as a result of this amendment shall be rounded up to the next whole number of shares by the Corporation.”

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

TO CHANGE THE NAME OF THE COMPANY

The Board of Directors of the Company has adopted a resolution to change the name of the corporation from “Green Star Alternative Energy, Inc.” to “Gold Hill Resources, Inc.” (the “Corporate Name Change”). As stated above, the holders of shares representing a majority of the voting securities of the Company have given their written consent to the Corporate Name Change.

The Corporate Name Change has been approved because the new name better represents the Company’s shift in business focus that would result from the completion of the contemplated Transaction with the Buyers. Midwest is engaged in the business of developing and commercializing state of the art control technologies relating to the mining industry. With the name “Green Star Alternative Energy, Inc.”, there is no relationship to the Company’s new business emphasis. The name “Gold Hill Resources, Inc.” should allow the Company to develop an identity in the marketplace which will be started by the Buyers.

The text of the amendment which we will file to the Certificate of Incorporation is as follows:

That Article First of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“FIRST: The name of the Corporation (hereinafter called the “Corporation”) shall be Gold Hill Resources, Inc.”

Certificates for the Company’s Common Stock that recite the name “Green Star Alternative Energy, Inc.” will continue to represent shares in the Company after the Corporate Name Change has become effective. If, however, a stockholder wishes to acquire a certificate reciting the name “Gold Hill Resources, Inc.” after the effectiveness of the Corporate Name Change, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

As stated above, the Company’s transfer agent is:

Interwest Transfer Company, Inc.
1981 Murray Holladay Road, Suite 100
Salt Lake City, UT 84117

Phone: (801)272-9294
Fax: (801)277-3147

NO DISSENTERS’ RIGHTS

Under Nevada law, stockholders are not entitled to dissenters’ rights with respect to the transactions described in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because the Company files documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

By Order of the Board of Directors,

Eric Stoppenhagen,

President

Dated: October __, 2012